EXHIBIT 10.73

LITHIUM TECHNOLOGY CORPORATION

CONTRACT SERVICES AGREEMENT FOR ADMINISTRATION SERVICES

THIS CONTRACT SERVICES (herein “Agreement”) is made and entered into this 16th day of July, 2007, by and between the Lithium Technology Corporation, a Delaware corporation (herein “Lithium”) and Arch Hill N.V., (hereafter referred as “Tenant”) a Dutch Company, having an address at Beech Avenue 129A 1119 RB Schiphol-Rijk, The Netherlands (herein “Contractor”).

NOW, THEREFORE, the parties hereto agree as follows:

1.0 SERVICES OF CONTRACTOR

1.1 Scope of Services. In compliance with all of the terms and conditions of this Agreement, the Contractor shall perform the work or services set forth in the “Scope of Services” attached hereto as Exhibit “A” and incorporated herein by reference. Contractor warrants that all work and services set forth in the Scope of Services will be performed in a competent, professional and satisfactory manner.

1.2 Compliance With Law. All work and services rendered hereunder shall be provided in accordance with all ordinances, resolutions, statutes, rules, and regulations of city, Federal, State or local governmental agency of competent jurisdiction.

2.0 COMPENSATION

2.1 Contract Sum. For the services rendered pursuant to this Agreement, Contractor shall be compensated a monthly contract amount equal to three thousand four hundred Dollars ($3,400) (“Contract Sum”).

2.2 Method of Payment. Provided that Contractor is not in default under the terms of this Agreement, Contractor shall be paid against an invoice delivered to Lithium at the first business day of the preceding month. Terms of payment are net plus 30.

3.0 COORDINATION OF WORK

3.1 Representative of Contractor. Is hereby designated as being the principal and representative of Contractor authorized to act in its behalf with respect to the work and services specified herein and make all decisions in connection therewith.

3.2 Contract Officer. Is hereby designated as being the representative the Lithium authorized to act in its behalf with respect to the work and services specified herein and make all decisions in connection therewith (“Contract Officer”). The Chief Financial Officer of Lithium shall have the right to designate another Contract Officer by providing written notice to Contractor.

3.3 Prohibition Against Subcontracting or Assignment. Contractor shall not contract with any entity to perform in whole or in part the work or services required hereunder without the express written approval of the Lithium. Neither this Agreement nor any interest herein may be assigned or transferred, voluntarily or by operation of law, without the prior written approval of Lithium. Any such prohibited assignment or transfer shall be void.

3.4 Independent Contractor. Neither the Lithium nor any of its employees shall have any control over the manner, mode or means by which Contractor performs the services required herein, except as otherwise set forth. Contractor shall perform all services required herein as an independent contractor of Lithium and shall remain under only such obligations as are consistent with that role. Contractor shall not at any time or in any manner represent that it, or any of its agents or employees, are agents or employees of Lithium.

4.0 CONFIDENTIALITY

4.1 In view of the fact that the Contractor’s work for the Company will bring him into close contact with confidential affairs of the Company not known to the public, the Contractor agrees to keep secret and retain in the strictest confidence all confidential matters of Lithium, including, without limitation, secrets, know-how, solutions, formulae, environmental conditions, customer lists, pricing policies, operational methods, technical processes, and other business affairs of Lithium, learned by him about the Lithium heretofore or hereafter, and not to disclose them to anyone outside of Lithium, either during or after his employment with Lithium, except in the course of performing his duties hereunder or with Lithium’s express written consent.

5.0 TERM

5.1 Term. Unless earlier terminated in accordance with Section 5.2 below, this Agreement shall continue in full force until August 1, 2008.

5.2 Termination Prior to Expiration of Term. Either party may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice to the other party. Upon receipt of the notice of termination, the Contractor shall immediately cease all work or services hereunder except as may be specifically approved by the Contract Officer. In the event of termination by the Lithium, Contractor shall be entitled to compensation for all services rendered prior to the effectiveness of the notice of termination and for such additional services specifically authorized by the Contract Officer and Lithium shall be entitled to reimbursement for any compensation paid in excess of the services rendered.

6.0 MISCELLANEOUS

6.1 Non-liability of Lithium Officers and Employees. No officer or employee of the Lithium shall be personally liable to the Contractor, or any successor in interest, in the event of any default or breach by the Lithium or for any amount which may become due to the Contractor or to its successor, or for breach of any obligation of the terms of this Agreement.

6.2 Notice. Any notice, demand, request, document, consent, approval, or communication either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class mail, in the case of the Lithium, to the attention of Chief Financial Officer, Lithium Technology Corporation, 5115 Campus Drive,

Plymouth Meeting PA 19462, and in the case of the Contractor, to the person at the address designated on the execution page of this Agreement.

6.3 Waiver. No delay or omission in the exercise of any right or remedy by a non defaulting party on any default shall impair such right or remedy or be construed as a waiver. A party’s consent to or approval of any act by the other party requiring the party’s consent or approval shall not be deemed to waive or render unnecessary the other party’s consent to or approval of any subsequent act. Any waiver by either party of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

6.4 Attorneys’ Fees. If either party to this Agreement is required to initiate or defend or made a party to any action or proceeding in any way connected with this Agreement, the prevailing party in such action or proceeding, in addition to any other relief which may be granted, whether legal or equitable, shall be entitled to reasonable attorney’s fees, whether or not the matter proceeds to judgment.

6.5 Corporate Authority. The persons executing this Agreement on behalf of the parties hereto warrant that (i) such party is duly organized and existing, (ii) they are duly authorized to execute and deliver this Agreement on behalf of said party, (iii) by so Executing this Agreement, such party is formally bound to the provisions of this Agreement, and (iv) the entering into this Agreement does not violate any provision of any other Agreement to which said party is bound.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first written above.

LITHIUM TECHNOLOGY CORPORATION

By:
Amir Elbaz
Chief Financial Officer

CONTRACTOR

By:
Address:

EXHIBIT A

Contractor shall be responsible for providing services for multiple functions and tasks, including: 1) executive assistant to the CFO & CEO 2) answering phones; 3) office management 4) some publicity, & reception functions, and; 5) interaction with executives of investors and strategic partners. Office hours are 8:00am to 5:00 pm and you will devote to Lithium matters at least 50% of your time.